Exhibit 99.1
For immediate release
Beyond Meat® Reports Fourth Quarter and Full Year 2022 Financial Results

EL SEGUNDO, Calif. — February 23, 2023 (GLOBE NEWSWIRE)—Beyond Meat, Inc. (NASDAQ: BYND) (“Beyond Meat” or “the Company”), a leader in plant-based meat, today reported financial results for its fourth quarter and full year ended December 31, 2022.
Fourth Quarter 2022 Financial Highlights1
•Net revenues were $79.9 million, a decrease of 20.6% year-over-year.
•Gross profit was a loss of $2.9 million, or gross margin of -3.7% of net revenues.
•Net loss was $66.9 million, or $1.05 per common share. Net loss as a percentage of net revenues was -83.6%.
•Adjusted EBITDA was a loss of $56.5 million, or -70.7% of net revenues.

Full Year 2022 Financial Highlights1
•Net revenues were $418.9 million, a decrease of 9.8% year-over-year.
•Gross profit was a loss of $23.7 million, or gross margin of -5.7% of net revenues.
•Net loss was $366.1 million, or $5.75 per common share. Net loss as a percentage of net revenues was -87.4%.
•Adjusted EBITDA was a loss of $278.0 million, or -66.4% of net revenues.

Beyond Meat President and CEO Ethan Brown commented, “We are making solid progress in our transition to a sustainable growth model, one that emphasizes the achievement of cash flow positive operations within the second half of 2023. We continue to execute this pivot upon three primary pillars. One, driving margin recovery and operating expense reduction through the implementation of lean value streams across our beef, pork, and poultry platforms. Two, bringing inventory levels down while generating cash flow through more aggressive, efficient management. And three, placing greater emphasis on near-term retail and foodservice growth drivers while also supporting strategic key long-term partners and opportunities.”
1 This release includes references to non-GAAP financial measures. Refer to “Non-GAAP Financial Measures” later in this release for the definitions of the non-GAAP financial measures presented and a reconciliation of these measures to their closest comparable GAAP measures.

Brown continued, “Our fourth quarter results clearly demonstrate delivery against our strategy and plan, including solid sequential progress on margin recovery and operating expense reduction, and continued inventory drawdown. We are proud of our team's continued pace of innovation including Beyond Steak, which continues to win awards for its taste and outstanding health profile, as well as the just launched McPlant Nuggets in Germany, the second plant-based protein co-developed with Beyond Meat as part of the McPlant platform. As we navigate current conditions, we remain intently focused on positioning Beyond Meat to capture the vast opportunity to be a major protein provider in the $1.4 trillion meat industry and play a leadership role in transitioning global consumers to delicious plant-based meats in support of critically important health, climate, environmental, and animal welfare objectives."

Fourth Quarter 2022
Net revenues decreased 20.6% to $79.9 million in the fourth quarter of 2022, compared to $100.7 million in the year-ago period. The decrease in net revenues was driven by a 16.9% decrease in total pounds sold and an approximately 4.4% decrease in net revenue per pound. All markets and channels were negatively impacted by continued softness in demand in the category. The decrease in net revenue per pound was primarily attributable to strategic but limited price reductions in the U.S. and broader list price reductions in the EU implemented in the first quarter of 2022, increased trade discounts and unfavorable changes in foreign exchange rates, partially offset by changes in sales mix. U.S. retail channel net revenues decreased 17.1% compared to the year-ago period primarily driven by a 22.5% decrease in pounds sold, partially offset by increased net revenue per pound primarily driven by changes in sales mix. U.S. foodservice channel net revenues decreased 30.1% compared to the year-ago period primarily driven by sales to a large QSR customer in the year-ago period that did not repeat in the fourth quarter of 2022 and, to a lesser extent, soft demand across the remainder of the channel. International retail channel net revenues decreased 24.2% compared to the year-ago period primarily driven by a 19.4% decrease in net revenue per pound due to list price reductions in the EU implemented in the first quarter of 2022, unfavorable foreign exchange rate impact and changes in sales mix. International foodservice channel net revenues decreased 16.0% compared to the year-ago period primarily due to a 14.9% decrease in net revenue per pound due to unfavorable foreign exchange rate impact and changes in sales mix.

Net revenues by channel (unaudited):
The following tables present our net revenues by channel for the periods presented:

	Three Months Ended December 31,		Change
(in thousands)	2022	2021	Amount	%
U.S.:
Retail	$41,446	$49,978	$(8,532)	(17.1)%
Foodservice	14,413	20,633	(6,220)	(30.1)%
U.S. net revenues	55,859	70,611	(14,752)	(20.9)%
International:
Retail	10,883	14,349	(3,466)	(24.2)%
Foodservice	13,196	15,718	(2,522)	(16.0)%
International net revenues	24,079	30,067	(5,988)	(19.9)%
Net revenues	$79,938	$100,678	$(20,740)	(20.6)%

	Year Ended December 31,		Change
(in thousands)	2022	2021	Amount	%
U.S.:
Retail	$234,744	$243,360	$(8,616)	(3.5)%
Foodservice	69,289	76,475	(7,186)	(9.4)%
U.S. net revenues	304,033	319,835	(15,802)	(4.9)%
International:
Retail	60,907	81,483	(20,576)	(25.3)%
Foodservice	53,993	63,382	(9,389)	(14.8)%
International net revenues	114,900	144,865	(29,965)	(20.7)%
Net revenues	$418,933	$464,700	$(45,767)	(9.8)%

Pounds sold by channel (unaudited):
The following table presents consolidated pounds sold by channel for the periods presented:

	Three Months Ended December 31,		Change		Year Ended December 31,		Change
(in thousands)	2022	2021	Amount	%	2022	2021	Amount	%
U.S.:
Retail	7,413	9,565	(2,152)	(22.5)%	44,784	44,568	216	0.5%
Foodservice	2,691	3,607	(916)	(25.4)%	12,786	13,047	(261)	(2.0)%
International:
Retail	2,480	2,635	(155)	(5.9)%	13,435	14,120	(685)	(4.9)%
Foodservice	3,543	3,591	(48)	(1.3)%	13,951	12,848	1,103	8.6%
Total pounds sold	16,127	19,398	(3,271)	(16.9)%	84,956	84,583	373	0.4%

Gross profit was a loss of $2.9 million, or gross margin of -3.7% of net revenues, in the fourth quarter of 2022, compared to gross profit of $14.2 million, or gross margin of 14.1% of net revenues, in the year-ago period. Gross margin decreased primarily as a result of increased cost per pound and decreased net revenue per pound in the fourth quarter of 2022 compared to the year-ago period. The increase in cost per pound was primarily driven by higher inventory reserves, materials and logistics costs per pound, partially offset by reduced manufacturing costs per pound, including depreciation. These unfavorable impacts were partially offset by a $3.6 million benefit resulting from actions taken to restructure certain contracts and operating activities related to Beyond Meat Jerky.

Loss from operations in the fourth quarter of 2022 was $65.7 million compared to $77.7 million in the year-ago period. The reduced loss from operations was primarily driven by lower general and administrative expenses, reduced expenses associated with production trial activities, lower marketing expenses, and reduced non-production headcount expenses, partially offset by lower gross profit and one-time separation costs related to the Company’s previously announced reduction in force.

Net loss was $66.9 million in the fourth quarter of 2022 compared to $80.4 million in the year-ago period. Net loss per common share was $1.05 in the fourth quarter of 2022 compared to $1.27 in the year-ago period. The reduction in net loss in the fourth quarter of 2022 was primarily driven by the reduction in loss from operations and a $5.4 million increase in realized and unrealized foreign currency gains due to favorable changes in foreign exchange rates of the Euro and Chinese Yuan, partially offset by a $6.3 million increase in joint venture losses related to the Company’s joint venture with PepsiCo, Inc., the Planet Partnership, LLC (“TPP”).

Adjusted EBITDA was a loss of $56.5 million, or -70.7% of net revenues in the fourth quarter of 2022 compared to an Adjusted EBITDA loss of $62.9 million, or -62.5% of net revenues, in the year-ago period.

Balance Sheet and Cash Flow Highlights
The Company’s cash and cash equivalents balance, including restricted cash, was $322.5 million and total outstanding debt was $1.1 billion as of December 31, 2022. Net cash used in operating activities was $320.2 million for the year ended December 31, 2022, compared to $301.4 million for the year-ago period. Capital expenditures totaled $70.5 million for the year ended December 31, 2022, compared to $136.0 million for the year-ago period. Net cash used in investing activities also included $13.3 million of payments for investment in the Company’s joint venture, TPP, for the year ended December 31, 2022 compared to $11.0 million for the year-ago period.

Outlook
The Company's operating environment continues to be affected by near-term uncertainty related to macroeconomic issues, including inflation and rising interest rates, demand in the plant-based meat category, increasing concerns about the likelihood of a recession, increased competition, supply chain disruptions, challenges related to labor availability and, to a lesser extent, COVID-19 and its potential impact on consumer behavior and demand levels, among other things, all of which could have unforeseen impacts on the Company’s actual realized results. Based on management's best assessment of the environment today, the Company is providing the following outlook for the full year 2023:

•Net revenues are expected to be in the range of approximately $375 million to $415 million, representing a decrease of approximately 10% to 1% compared to 2022.
•Gross margin is expected to be in the low double-digit range, increasing sequentially throughout the year.
•Operating expenses are expected to be approximately $250 million, weighted slightly more towards the first half of the year.
•Capital expenditures are expected to be in the range of $30 million to $35 million.
•The Company continues to target achievement of cash flow positive operations within the second half of 2023.

The Company is in the process of restructuring certain operating activities related to Beyond Meat Jerky. Pending the timing and specific actions related to these efforts, management’s outlook provided above may be subject to change.

Total distribution points by channel (unaudited):
The following table presents the approximate number of distribution outlets by channel for the periods presented:

	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022
U.S.:
Retail(1)	34,000	34,000	34,000	35,000	78,000	78,000	78,000
Foodservice	34,000	36,000	38,000	39,000	41,000	42,000	43,000
International:
Retail	29,000	32,000	30,000	31,000	33,000	35,000	35,000
Foodservice	22,000	26,000	28,000	30,000	31,000	33,000	34,000
Total distribution points	119,000	128,000	130,000	135,000	183,000	188,000	190,000

___________
(1) Q2, Q3 and Q4 2022 includes distribution points associated with Beyond Meat Jerky. Excluding Beyond Meat Jerky, total U.S. retail distribution outlets were approximately 34,000 in Q4 2022.

Conference Call and Webcast
The Company will host a conference call to discuss these results today at 5:00 p.m. Eastern, 2:00 p.m. Pacific. Investors interested in participating in the live call can dial 412-902-4255 which will be answered by an operator or by clicking Call me™: https://callme.viavid.com/?$Y2FsbG1lPXRydWUmcGFzc2NvZGU9JmluZm89Y29tcGFueSZyPXRydWUmYj0xNQ== and entering the Call me™ Passcode = 9094704. There will also be a simultaneous, live webcast available on the Investors section of the Company’s website at www.beyondmeat.com. The webcast will also be archived.

About Beyond Meat
Beyond Meat, Inc. (NASDAQ: BYND) is a leading plant-based meat company offering a portfolio of revolutionary plant-based meats made from simple ingredients without GMOs, no added hormones or antibiotics, and 0 mg of cholesterol per serving. Founded in 2009, Beyond Meat products are designed to have the same taste and texture as animal-based meat while being better for people and the planet. Beyond Meat’s brand promise, Eat What You Love®, represents a strong belief that there is a better way to feed our future and that the positive choices we all make, no matter how small, can have a great impact on our personal health and the health of our planet. By shifting from animal-based meat to plant-based protein, we can positively impact four growing global issues: human health, climate change, constraints on natural resources and animal welfare. As of December 2022, Beyond Meat branded products were available at approximately 190,000 retail and foodservice outlets in over 80 countries worldwide. Visit www.BeyondMeat.com and follow @BeyondMeat, #BeyondBurger and #GoBeyond on Facebook, Instagram, Twitter and TikTok.

Forward-Looking Statements
Certain statements in this release constitute “forward-looking statements" within the meaning of the federal securities laws, including statements related to the Company’s expectations with respect to its full year 2023 outlook, cost-reduction initiatives, transition to a sustainable growth model and ability to execute on its strategic plan, restructuring of certain operating activities, and the timing and success of achieving its cash flow positive targets. The Company may be unable to realize the contemplated benefits in connection with the cost-reduction initiatives and restructuring of certain operating activities, which may have an adverse impact on the Company’s performance, results of operations and financial condition. Additionally, the Company’s ability to meet its cash flow positive targets is subject to a number of assumptions and uncertainties, including, without limitation, the Company’s ability to reduce costs and achieve positive gross margins; the Company’s ability to meet certain revenue and operating expense targets, which may be subject to factors beyond the Company’s control; and the Company’s ability to monetize inventory and manage working capital.

Forward-looking statements are based on management's current opinions, expectations, beliefs, plans, objectives, assumptions and projections regarding financial performance, prospects, future events and future results, including ongoing uncertainty related to macroeconomic issues, including inflation and rising interest rates, demand in the plant-based meat category, increasing concerns about the likelihood of a recession, increased competition, supply chain disruptions, challenges related to labor availability, and COVID-19 and its potential impact on consumer behavior and demand levels, among other matters, and involve known and unknown risks that are difficult to predict. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “outlook,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which or whether, such performance or results will be achieved. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Beyond Meat believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors and, in particular, the COVID-19 pandemic, and, of course, it is impossible to anticipate all factors that could affect actual results. There are many risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including, but not limited to, macroeconomic factors, reduced consumer confidence and changes in consumer spending, including spending to purchase our products, and negative trends in consumer purchasing patterns due to consumers’ disposable income, credit availability and debt levels, as well as due to recessionary and inflationary pressures; factors negatively impacting demand in the plant-based meat category; the effects of increased competition from our market competitors and new market entrants; the effects of the COVID-19 pandemic on our business, financial condition, cash flows and results of operations, including on our supply chain, the demand for our products, demand in the plant-based meat category, our product and channel mix, labor needs at the Company as well as in the supply chain and at customers, the timing and level of retail purchasing, the timing and level of foodservice purchasing, our manufacturing and co-manufacturing facilities and operations, our inventory levels, our ability to expand and produce in new geographic markets or the timing of such expansion efforts, the pace and success of new product introductions, the timing of new foodservice launches, and on overall economic conditions and consumer confidence and spending levels; the impact of uncertainty in our domestic and international supply chain, including labor shortages and disruption and shipping delays and disruption; a resurgence of COVID-19 and the impact of variants of the virus that causes COVID-19 which could slow, halt or reverse the reopening process, or result in the reinstatement of social distancing measures, business closures, restrictions on operations, quarantines, lockdowns and travel bans; the impact of inflation and rising interest rates across the economy, including higher food, grocery, raw materials, transportation, energy, labor and fuel costs; the impact of uncertainty as a result of doing business in China and Europe; the impact of adverse and uncertain economic and political conditions in the U.S. and international markets, including due to an economic recession, downturn or periods of rising or high inflation; the volatility of capital markets and other macroeconomic factors, including due to geopolitical tensions or the outbreak of hostilities or war; foreign exchange rate fluctuations; risks and uncertainties related to certain cost-reduction initiatives, workforce reductions, executive leadership changes, and the timing and success of achieving certain financial goals or cash flow positive targets; our ability to streamline operations and improve cost efficiencies, which could result in the contraction of our business and the implementation of significant cost cutting measures, such as downsizing and exiting certain operations, domestically and/or abroad; our ability to identify and execute cost-down initiatives intended to achieve price parity with animal protein; the success of operations conducted by joint ventures, such as the Planet Partnership, LLC with PepsiCo, Inc., where we share ownership and management of a company with one or more parties who may not have the same goals, strategies or priorities as we do and where we do not receive all of the financial benefit; changes in the retail landscape, including the timing and level of trade and promotion discounts, our ability to maintain and grow market share and increase household penetration, repeat purchases, buying rates (amount spent per buyer) and purchase frequency, and our ability to maintain and increase sales velocity of our products; changes in the foodservice landscape, including the timing and level of marketing and other financial incentives to assist in the promotion of our products, our ability to maintain and grow market share and attract and retain new foodservice customers or retain existing foodservice customers, and our ability to introduce and sustain offering of our products on menus; the timing and success of distribution expansion and new product introductions in increasing revenues and market share; the timing and success of strategic Quick Service Restaurant partnership launches and limited time offerings resulting in permanent menu items; our estimates of the size of our market opportunities and ability to accurately forecast market growth; our ability to effectively expand or optimize our manufacturing and production capacity, including effectively managing capacity for specific products with shifts in demand; risks associated with underutilization of capacity which could give rise to increased costs, underutilization fees and termination fees to exit certain supply chain arrangements and/or the write-off of certain equipment; our inability to sell our inventory in a timely manner requiring us to sell our products through liquidation channels at lower prices, write-down or write off obsolete inventory, or increase inventory reserves; our ability to accurately forecast our future results of operations and financial goals or targets, including fluctuations in demand for our products and in the plant-based meat category generally and increased competition; our ability to accurately forecast demand for our products and manage our inventory, including the impact of customer orders ahead of holidays and shelf reset activities, customer and distributor changes such as reductions in targeted inventory levels, and supply chain and labor disruptions; our operational effectiveness and ability to fulfill orders in full and on time; variations in product selling prices and costs, and the mix of products sold; our ability to successfully enter new geographic markets, manage our international expansion and comply with any applicable laws and regulations, including risks associated with doing business in foreign countries, substantial investments in our manufacturing operations in China and the Netherlands, and our ability to comply with the U.S. Foreign Corrupt Practices Act or other anti-corruption laws; the effects of global outbreaks of pandemics or contagious diseases or fear of such outbreaks, such as COVID-19; the success of our marketing initiatives and the ability to maintain and grow brand awareness, maintain, protect and enhance our brand, attract and retain new customers and maintain and grow our market share; our ability to attract, maintain and effectively expand our relationships with key strategic foodservice partners; our ability to attract and retain our suppliers, distributors, co-manufacturers and customers; our ability to procure sufficient high-quality raw materials at competitive prices to manufacture our products; the availability of pea and other proteins that meet our standards; our ability to diversify the protein sources used for our products; our ability to differentiate and continuously create innovative products, respond to competitive innovation and achieve speed-to-market; our ability to successfully execute our strategic initiatives; the volatility associated with ingredient, packaging, transportation and other input costs; real or perceived quality or health issues with our products or other issues that adversely affect our brand and reputation; our ability to accurately predict consumer taste preferences, trends and demand and successfully innovate, introduce and commercialize new products and improve existing products, including in new geographic markets; significant disruption in, or breach in security of our information technology systems and resultant interruptions in service and any related impact on our reputation, including related to data privacy; the ability of our transportation providers to ship and deliver our products in a timely and cost effective manner; management and key personnel changes, the attraction, training and retention of qualified employees and key personnel, and our ability to maintain our company culture; the effects of organizational changes including reductions-in-force, senior management changes and realignment of reporting structures; risks related to use of a professional employer organization to administer human resources, payroll and employee benefits functions for certain of our international employees, and use of certain third party service providers for the performance of several business operations including payroll and human capital management services; the effects of natural or man-made catastrophic or severe weather events particularly involving our or any of our co-manufacturers’ manufacturing facilities or our suppliers’ facilities; the impact of marketing campaigns aimed at generating negative publicity regarding our products, brand and the plant-based industry category; the effectiveness of our internal controls; accounting estimates based on judgment and assumptions that may differ from actual results; the requirements of being a public company and effects of increased administrative costs related to compliance and reporting obligations; our significant indebtedness and ability to repay such indebtedness; risks related to our debt, including limitations on our cash flow from operations and our ability to satisfy our obligations under the convertible senior notes; our ability to raise the funds necessary to repurchase the convertible senior notes for cash, under certain circumstances, or to pay any cash amounts due upon conversion; provisions in the indenture governing the convertible senior notes delaying or preventing an otherwise beneficial takeover of us; and any adverse impact on our reported financial condition and results from the accounting methods for the convertible senior notes; estimates of our expenses, future revenues, capital expenditures, capital requirements and our needs for additional financing; our ability to meet our obligations under our campus headquarters lease, the timing of occupancy and completion of the build-out of our space, cost overruns, delays and the impact of COVID-19, workforce reductions or other cost-reduction initiatives on our space demands; our ability to meet our obligations under leases for our corporate offices, manufacturing facilities and warehouses, or risks related to excess space capacity under our leases due to workforce reductions or other cost-reduction initiatives; changes in laws and government regulation affecting our business, including the U.S. Food and Drug Administration and the U.S. Federal Trade Commission governmental regulation, and state, local and foreign regulation; new or pending legislation, or changes in laws, regulations or policies of governmental agencies or regulators, both in the U.S. and abroad, affecting plant-based meat, the labeling or naming of our products, or our brand name or logo; the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate; risks inherent in investment in real estate; the financial condition of, and our relationships with our suppliers, co-manufacturers, distributors, retailers and foodservice customers, and their future decisions regarding their relationships with us; our ability and the ability of our suppliers and co-manufacturers to comply with food safety, environmental or other laws or regulations; seasonality, including increased levels of purchasing by customers ahead of holidays, customer shelf reset activity and the timing of product restocking by our retail customers; the sufficiency of our cash and cash equivalents to meet our liquidity needs and service our indebtedness, including the inability to access restricted cash that collateralizes letters of credit, and our ability to access capital markets upon favorable terms, including due to rising interest rates and market volatility; economic conditions and the impact on consumer spending; the impact of increased scrutiny from stakeholders, institutional investors and governmental bodies on environmental, social and governance (“ESG”) practices, including expanding mandatory and voluntary reporting, diligence and disclosure on ESG matters; the outcomes of legal or administrative proceedings, or new legal or administrative proceedings filed against us; our, our suppliers’ and our co-manufacturers’ ability to protect our proprietary technology, intellectual property and trade secrets adequately; the impact of tariffs and trade wars; the impact of changes in tax laws; and the risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 2, 2022, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2022 filed with the SEC on November 10, 2022, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the SEC, as well as other factors described from time to time in the Company's filings with the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Such forward-looking statements are made only as of the date of this release. Beyond Meat undertakes no obligation to publicly update or revise any forward-looking statement because of new information, future events, changes in assumptions or otherwise, except to the extent required by applicable laws. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Non-GAAP Financial Measures
The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including: Adjusted net loss, Adjusted net loss per diluted common share, Adjusted EBITDA and Adjusted EBITDA as a % of net revenues. See “Non-GAAP Financial Measures” below for additional information and reconciliations of such non-GAAP financial measures.

Availability of Information on Beyond Meat’s Website and Social Media Channels
Investors and others should note that Beyond Meat routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the Beyond Meat Investor Relations website. We also intend to use certain social media channels as a means of disclosing information about us and our products to consumers, our customers, investors and the public (e.g., @BeyondMeat, #BeyondBurger and #GoBeyond on Facebook, Instagram and Twitter, and @BeyondMeatOfficial on TikTok). The information posted on social media channels is not incorporated by reference in this press release or in any other report or document we file with the SEC. While not all of the information that the Company posts to the Beyond Meat Investor Relations website or to social media accounts is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in Beyond Meat to review the information that it shares at the “Investors” link located at the bottom of the Company’s webpage at https://investors.beyondmeat.com/investor-relations and to sign up for and regularly follow the Company’s social media accounts. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting “Request Email Alerts” in the “Investors” section of Beyond Meat’s website at https://investors.beyondmeat.com/investor-relations.

Contacts
Media:
Shira Zackai
shira.zackai@beyondmeat.com

Investors:
Raphael Gross
beyondmeat@icrinc.com

BEYOND MEAT, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net revenues	$79,938	$100,678	$418,933	$464,700
Cost of goods sold	82,869	86,433	442,676	347,419
Gross (loss) profit	(2,931)	14,245	(23,743)	117,281
Research and development expenses	12,971	22,336	62,264	66,946
Selling, general and administrative expenses	46,881	65,872	239,505	209,474
Restructuring expenses	2,938	3,726	17,259	15,794
Total operating expenses	62,790	91,934	319,028	292,214
Loss from operations	(65,721)	(77,689)	(342,771)	(174,933)
Other income (expense), net
Interest expense	(793)	(992)	(3,966)	(3,648)
Other, net	7,757	144	(420)	(487)
Total other income (expense), net	6,964	(848)	(4,386)	(4,135)
Loss before taxes	(58,757)	(78,537)	(347,157)	(179,068)
Income tax expense	11	33	32	60
Equity in losses of unconsolidated joint venture	8,099	1,801	18,948	2,977
Net loss	$(66,867)	$(80,371)	$(366,137)	$(182,105)
Net loss per share available to common stockholders—basic and diluted	$(1.05)	$(1.27)	$(5.75)	$(2.88)
Weighted average common shares outstanding—basic and diluted	63,751,119	63,357,486	63,622,432	63,172,368

BEYOND MEAT, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share data)
	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$309,922	$733,294
Accounts receivable, net	34,198	43,806
Inventory	235,696	241,870
Prepaid expenses and other current assets	20,700	33,078
Assets held for sale	5,943	—
Total current assets	$606,459	$1,052,048
Restricted cash	12,627	—
Property, plant, and equipment, net	257,002	226,489
Operating lease right-of-use assets	87,595	26,815
Prepaid lease costs, non-current	85,472	59,188
Other non-current assets, net	10,744	6,836
Investment in unconsolidated joint venture	2,325	8,023
Total assets	$1,062,224	$1,379,399
Liabilities and stockholders’ (deficit) equity:
Current liabilities:
Accounts payable	$55,300	$69,040
Current portion of operating lease liabilities	3,812	4,458
Accrued expenses and other current liabilities	16,729	20,691
Total current liabilities	$75,841	$94,189
Long-term liabilities:
Convertible senior notes, net	$1,133,608	$1,129,674
Operating lease liabilities, net of current portion	55,854	22,599
Finance lease obligations and other long-term liabilities	469	442
Total long-term liabilities	$1,189,931	$1,152,715
Commitments and contingencies
Stockholders’ (deficit) equity:
Preferred stock, par value $0.0001 per share—500,000 shares authorized, none issued and outstanding	$—	$—
Common stock, par value $0.0001 per share—500,000,000 shares authorized at December 31, 2022 and 2021; 63,773,982 and 63,400,899 shares issued and outstanding at December 31, 2022 and 2021, respectively	6	6
Additional paid-in capital	544,357	510,014
Accumulated deficit	(743,109)	(376,972)
Accumulated other comprehensive loss	(4,802)	(553)
Total stockholders’ (deficit) equity	$(203,548)	$132,495
Total liabilities and stockholders’ (deficit) equity	$1,062,224	$1,379,399

BEYOND MEAT, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(366,137)	$(182,105)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	32,582	21,663
Non-cash lease expense	5,167	3,418
Share-based compensation expense	33,857	27,698
Loss on sale of fixed assets	486	199
Amortization of debt issuance costs	3,934	3,322
Loss on extinguishment of debt	—	1,037
Equity in losses of unconsolidated joint venture	18,948	2,977
Unrealized losses on foreign currency transactions	5,106	—
Net change in operating assets and liabilities:
Accounts receivable	9,063	(8,463)
Inventories	2,572	(122,666)
Prepaid expenses and other assets	11,595	(21,414)
Accounts payable	(10,826)	21,665
Accrued expenses and other current liabilities	(7,148)	13,961
Prepaid lease costs, non-current	(55,110)	(59,188)
Operating lease liabilities	(4,333)	(3,474)
Net cash used in operating activities	$(320,244)	$(301,370)
Cash flows from investing activities:
Purchases of property, plant and equipment	$(70,475)	$(135,961)
Purchases of property, plant and equipment held for sale	(2,821)	—
Payments for investment in joint venture	(13,250)	(11,000)
Payment of security deposits	(981)	(518)
Net cash used in investing activities	$(87,527)	$(147,479)
Cash flows from financing activities:
Proceeds from issuance of convertible senior notes	$—	$1,150,000
Purchase of capped calls related to convertible senior notes	—	(83,950)
Debt issuance costs	—	(23,605)
Repayment of revolving credit facility	—	(25,000)
Principal payments under finance lease obligations	(210)	(177)
(continued on the next page)

BEYOND MEAT, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Year Ended December 31,
	2022	2021
Proceeds from exercise of stock options	1,626	8,135
Payments of minimum withholding taxes on net share settlement of equity awards	(1,140)	(3,081)
Net cash provided by financing activities	$276	$1,022,322
Net (decrease) increase in cash, cash equivalents and restricted cash	$(407,495)	$573,473
Effect of exchange rate changes on cash	(3,250)	694
Cash, cash equivalents and restricted cash at the beginning of the period	733,294	159,127
Cash, cash equivalents and restricted cash at the end of the period	$322,549	$733,294

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for:
Interest	$10	$348
Taxes	$38	$(10)
Non-cash investing and financing activities:
Non-cash additions to property, plant and equipment	$3,507	$5,239
Operating lease right-of-use assets obtained in exchange for lease liabilities	$37,245	$16,701
Reclassification of prepaid lease costs to operating lease right-of-use assets	$29,000	$—
Non-cash additions to financing leases	$280	$580
Reclassification of other current liability to additional paid-in capital in connection with the share-settled obligation	$—	$2,535

Non-GAAP Financial Measures
Beyond Meat uses the non-GAAP financial measures set forth below in assessing its operating performance and in its financial communications. Management believes these non-GAAP financial measures provide useful additional information to investors about current trends in the Company's operations and are useful for period-over-period comparisons of operations. In addition, management uses these non-GAAP financial measures to assess operating performance and for business planning purposes. Management also believes these measures are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies in our industry as a measure of our operational performance. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.
Adjusted net loss and Adjusted net loss per diluted common share
Adjusted net loss is defined as net loss adjusted to exclude, when applicable, costs attributable to special items, which are those items deemed not to be reflective of the Company’s ongoing normal business activities.
Adjusted net loss per diluted common share is defined as Adjusted net loss divided by the number of diluted common shares outstanding.
We consider Adjusted net loss and Adjusted net loss per diluted common share to be useful indicators of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations. Adjusted net loss per diluted common share is a performance measure and should not be used as a measure of liquidity.
Adjusted EBITDA and Adjusted EBITDA as a % of net revenues
Adjusted EBITDA is defined as net loss adjusted to exclude, when applicable, income tax (benefit) expense, interest expense, depreciation and amortization expense, restructuring expenses, share-based compensation expense, and Other, net, including interest income, loss on extinguishment of debt and foreign currency transaction gains and losses. Adjusted EBITDA as a % of net revenues is defined as Adjusted EBITDA divided by net revenues.
Limitations related to the use of non-GAAP financial measures
There are a number of limitations related to the use of Adjusted net loss, Adjusted net loss per diluted common share, Adjusted EBITDA and Adjusted EBITDA as a % of net revenues rather than their most directly comparable GAAP measures. Some of these limitations are:
•Adjusted net loss and Adjusted net loss per diluted common share exclude costs associated with activities deemed to be non-recurring or not part of the Company’s normal business activities, which are subjective determinations made by management and may not actualize as expected;
•Adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future increasing our cash requirements;
•Adjusted EBITDA does not reflect interest expense, or the cash required to service our debt, which reduces cash available to us;
•Adjusted EBITDA does not reflect income tax payments that reduce cash available to us;
•Adjusted EBITDA does not reflect restructuring expenses that reduce cash available to us;
•Adjusted EBITDA does not reflect share-based compensation expense and therefore does not include all of our compensation costs;
•Adjusted EBITDA does not reflect Other, net, including interest income, loss on extinguishment of debt and foreign currency transaction gains and losses, that may increase or decrease cash available to us; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

The following tables present the reconciliation of Adjusted net loss and Adjusted net loss per diluted common share to their most comparable GAAP measures, net loss and net loss per share available to common stockholders—basic and diluted, respectively, as reported (unaudited):

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Net loss, as reported	$(66,867)	$(80,371)	$(366,137)	$(182,105)
Loss on extinguishment of debt	—	—	—	1,037
Adjusted net loss	$(66,867)	$(80,371)	$(366,137)	$(181,068)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per share amounts)	2022	2021	2022	2021
Numerator:
Net loss, as reported	$(66,867)	$(80,371)	$(366,137)	$(182,105)
Aggregate non-GAAP adjustments as listed above	—	—	—	1,037
Adjusted net loss used in computing Adjusted net loss per diluted common share	$(66,867)	$(80,371)	$(366,137)	$(181,068)
Denominator:
Weighted average shares used in computing Adjusted net loss per diluted common share	63,751,119	63,357,486	63,622,432	63,172,368
Adjusted net loss per diluted common share	$(1.05)	$(1.27)	$(5.75)	$(2.87)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net loss per share available to common stockholders—basic and diluted, as reported	$(1.05)	$(1.27)	$(5.75)	$(2.88)
Loss on extinguishment of debt	—	—	—	0.01
Adjusted net loss per diluted common share	$(1.05)	$(1.27)	$(5.75)	$(2.87)

The following table presents the reconciliation of Adjusted EBITDA to its most comparable GAAP measure, net loss, as reported (unaudited):

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Net loss, as reported	$(66,867)	$(80,371)	$(366,137)	$(182,105)
Income tax expense	11	33	32	60
Interest expense	793	992	3,966	3,648
Depreciation and amortization expense	9,327	6,753	32,582	21,663
Restructuring expenses(1)	2,938	3,726	17,259	15,794
Share-based compensation expense	5,009	6,074	33,857	27,698
Other, net(2)	(7,757)	(144)	420	487
Adjusted EBITDA	$(56,546)	$(62,937)	$(278,021)	$(112,755)
Net loss as a % of net revenues	(83.6)%	(79.8)%	(87.4)%	(39.2)%
Adjusted EBITDA as a % of net revenues	(70.7)%	(62.5)%	(66.4)%	(24.3)%
____________

(1)	Primarily comprised of legal and other expenses associated with the dispute with a co-manufacturer with whom an exclusive supply agreement was terminated in May 2017. On October 18, 2022, the parties entered into a confidential written settlement agreement and mutual release in connection with this matter.
(2)	(a) Includes $5.6 million in net foreign currency transaction gains and $4.9 million in net foreign currency transaction losses in the three and twelve months ended December 31, 2022, respectively, and $0.1 million in net foreign currency transaction gains and $0.2 million in net foreign currency transaction losses in the three and twelve months ended December 31, 2021, respectively.
(b) Includes $1.0 million in loss on extinguishment of debt associated with termination of the Company's credit facility in the year ended December 31, 2021.